EXHIBIT 99.1

QCR Holdings, Inc. Announces Net Income of $1.5 Million for Fourth Quarter of 2010

MOLINE, Ill., Feb. 1, 2011 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (Nasdaq:QCRH) today announced net income attributable to QCR Holdings, Inc. ("net income") of $1.5 million for the quarter ended December 31, 2010, or diluted earnings per common share of $0.11 after preferred stock dividends of $1.0 million. By comparison, for the quarter ended September 30, 2010, the Company reported net income of $2.0 million, or diluted earnings per common share of $0.21 after preferred stock dividends of $1.0 million. For the fourth quarter of 2009, the Company reported net income of $919 thousand, or diluted loss per common share of $0.02 after preferred stock dividends of $1.0 million.

Annual Earnings More Than Tripled

For the year ended December 31, 2010, the Company reported net income of $6.6 million and diluted earnings per share of $0.53. This compares favorably to net income of $1.8 million and a diluted loss per share of $0.46 for the same period in 2009.

"While we are disappointed that our fourth quarter earnings fell short of third quarter, we are pleased with the significant progress we made on our bottom-line during 2010," stated Douglas M. Hultquist, President and Chief Executive Officer. "Understanding the economic and regulatory backdrop, these results are a direct testament to our talented team of bankers and our unwavering commitment to our customer relationships."

The Company's net interest income for the current quarter totaled $12.3 million, a 2% increase from the prior quarter, and a 5% decline from the fourth quarter of 2009. For the year ended December 31, 2010, the Company reported net interest income of $49.9 million, which is a 2% decline from the same period of 2009. Excluding one-time gains on sales of securities recognized in 2009, the Company's noninterest income grew $1.5 million, or 47%, from the fourth quarter of 2009 to the fourth quarter of 2010, and grew $1.3 million, or 10%, year over year. Increased gains on sales of residential real estate loans to the secondary market and sales of government guaranteed portions of commercial loans largely contributed to this growth.

Mr. Hultquist added, "We are pleased with the improved trend in net interest income during the fourth quarter. Over the past year, maintaining net interest income has been a challenge as our overall liquidity position remains strong and we continue to operate in an environment with weak loan/lease demand and low-yielding alternative uses of funds. We continue to focus our efforts on managing the balance sheet to maximize net interest income while minimizing our liquidity risk and interest rate risk."

Significant Improvement in Nonperforming Assets during Fourth Quarter

Nonperforming assets at December 31, 2010 were $50.1 million, down $9.3 million, or 16%, from $59.4 million at September 30, 2010. Nonperforming assets at the end of the quarter declined to 2.73% of total assets from 3.29% of total assets at September 30, 2010. The large majority of the Company's nonperforming assets consisted of nonaccrual loans/leases and other real estate owned. During the quarter, the Company sold outright its single largest other real estate holding totaling $3.1 million for a small gain. A combination of charge-offs and improved performance attributed to the remaining decrease.

"We are pleased with the sharp decline in our nonperforming assets during the fourth quarter," stated Mr. Hultquist. "Over the course of the year, we've seen strengthening in our core loan portfolio as the level of classified and criticized loans declined at the three bank charters. This translated over to a reduction in nonperforming assets here in the fourth quarter. Despite this positive movement, we remain committed to improving the quality of our loan/lease portfolio and all assets."

Provision for loan/lease losses totaled $3.1 million for the fourth quarter of 2010, a $1.6 million increase over the prior quarter, and a decrease of $1.2 million from the fourth quarter of 2009. Further, the Company's provision for loan/lease losses for the current year totaled $7.5 million, a reduction of $9.5 million from 2009. With provision for loan/lease losses of $3.1 million partially offset by net charge-offs of $2.6 million, the Company's allowance for loan/lease losses to total loans/leases increased from 1.67% at September 30, 2010 to 1.74% at December 31, 2010.

Mr. Hultquist added, "Despite the decrease in nonperforming loans/leases in the fourth quarter, our provision and allowance for estimated losses on loans/leases increased from the prior quarter. Although the additions of nonperforming loans/leases have slowed, we did have a few nonperforming loans that were added in the fourth quarter. Upon customary specific review by management, it was determined those credits required specific reserves. Additionally, a few of our existing nonperformers required additional reserves in the fourth quarter. We continue to consistently apply a conservative and proactive methodology to our allowance for loan/lease losses."

During the fourth quarter of 2010, the Company's total assets increased 2% from $1.81 billion at September 30, 2010 to $1.84 billion at December 31, 2010.  Increases in the Company's cash and federal funds sold positions were partially offset by a further decline in net loans/leases. The Company's securities portfolio remained flat at $424.8 million. The net increase in assets during the quarter was funded by strong and continued growth of the Company's noninterest-bearing deposit portfolio as balances grew $38.9 million, or 16%.

"We've remained persistent in our focus on originating quality loans and leases while maintaining our strong liquidity position throughout the year," stated Todd A. Gipple, Executive Vice President, Chief Operating Officer, and Chief Financial Officer. "We originated $382.3 million of new loans/leases to new and existing customers during the year; however, this was outpaced by payments and maturities as we continued to experience weakened loan/lease demand in our markets. During the fourth quarter, new loan/lease volumes did increase as we originated $138.9 million of new loans/leases to new and existing customers which is an increase over the third quarter of $42.1 million, or 43%."

Mr. Gipple added, "We are very pleased with the trends in our deposit portfolio over the year. We've been successful in shifting our mix from brokered and other time deposits to noninterest-bearing deposits which has helped to drive down our cost of funds. We continue to focus on growing our core deposit portfolios within our markets."

"As evidenced by the issuance of the $2.7 million Series A Subordinated Debt in the first quarter and the successful completion of the $25.0 million private placement of Series E Preferred Stock in the second quarter, the Company is clearly committed to maintaining its strong capital position. As of December 31, 2010, the Company and subsidiary banks continue to maintain capital at levels well above the minimum requirements administered by the federal regulatory agencies."

Rockford Bank & Trust Reports Net Income for the Year

Rockford Bank & Trust, a de novo bank opened in 2005, recognized net income of $811 thousand for 2010. By comparison, Rockford Bank & Trust reported a net loss of $2.2 million for 2009.

Financial highlights for the Company's primary subsidiaries were as follows:

  Quad City Bank & Trust, the Company's first subsidiary bank which opened in 1994, had total consolidated assets of $1.03 billion at December 31, 2010, which was an increase of $43.4 million, or 4%, from September 30, 2010. The bank's net loans/leases experienced a 1% decline as the economic downturn continued to weaken loan/lease demand. During the quarter, the bank's securities portfolio grew 1% to $269.4 million. The net growth occurred in the bank's cash and federal funds sold positions which were funded by continued expansion of the bank's noninterest-bearing deposits. The bank continues to have success growing its correspondent banking business as non-interest bearing correspondent deposits grew $25.2 million, or 45%, to $80.8 million over the year.  Quad City Bank & Trust realized net income of $6.8 million for the year ended December 31, 2010. By comparison, excluding one-time gains on sales of securities of $1.1 million and a one-time positive adjustment to interest income related to the resolution of a contingency related to a certain credit for $1.3 million, the bank realized net income of $4.4 million over the same period of 2009.
  Cedar Rapids Bank & Trust, which opened in 2001, had total assets of $546.8 million at December 31, 2010, which was a slight decrease from September 30, 2010. As the economic downturn continued to weaken loan demand, Cedar Rapids Bank & Trust's loan portfolio declined $9.6 million, or 3%, to $359.7 million.  Offsetting this decline, the bank's federal funds sold position grew during the quarter. The bank's securities portfolio remained relatively unchanged. Deposits and customer repurchase agreements were flat during the quarter. The bank's deposit portfolio continues to shift from brokered and other time deposits to demand deposits. The bank realized net income of $3.5 million for the year ended December 31, 2010, which is a significant increase over the $2.3 million of net income from the same period of 2009.
  Rockford Bank & Trust had total assets of $271.4 million at December 31, 2010, which was a slight decrease of 1% from September 30, 2010. As the economic downturn continued to weaken loan demand, net loans experienced a decline of $2.1 million, or 1%, during the fourth quarter of 2010. The bank's deposits increased $2.2 million, or 1%, to $198.5 million at December 31, 2010. The bank's deposit portfolio continues to shift from brokered and other time deposits to demand deposits.

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company, which serves the Quad City, Cedar Rapids, and Rockford communities through its wholly owned subsidiary banks. Quad City Bank and Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994, Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001, and Rockford Bank and Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005, provide full-service commercial and consumer banking and trust and asset management services. Quad City Bank and Trust Company also engages in commercial leasing through its 80% owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "predict," "suggest," "appear," "plan," "intend," "estimate," "annualize," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business, including the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations to be issued thereunder; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix)  unexpected outcomes of existing or new litigation involving the Company; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in the Company's filings with the Securities and Exchange Commission.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
	As of
	December 31, 2010	September 30, 2010	December 31, 2009
(dollars in thousands, except share data)

SELECTED BALANCE SHEET DATA
Total assets	$ 1,836,635	$ 1,806,925	$ 1,779,646
Securities	$ 424,847	$ 424,768	$ 370,520
Total loans/leases	$ 1,172,539	$ 1,189,978	$ 1,244,320
Allowance for estimated loan/lease losses	$ 20,365	$ 19,883	$ 22,505
Total deposits	$ 1,114,816	$ 1,086,733	$ 1,089,323
Total stockholders' equity	$ 132,571 **	$ 135,523	$ 125,595
Common stockholders' equity *	$ 70,357 **	$ 73,422	$ 67,017
Common shares outstanding	4,611,182	4,601,094	4,553,290
Book value per common share	$ 15.26	$ 15.96	$ 14.72
Closing stock price	$ 7.14	$ 9.03	$ 8.35
Market capitalization	$ 32,924	$ 41,548	$ 38,020
Market price/book value	46.80%	56.59%	56.73%
Full time equivalent employees	350	345	343
Total risk-based capital ratio	13.90%	13.61%	12.52%
Tier 1 risk-based capital ratio	12.32%	12.03%	11.14%
Tier 1 leverage capital ratio	8.71%	8.70%	8.73%

* Includes noncontrolling interests
** Decrease in fourth quarter of 2010 is primarily attributable to a decrease in the net unrealized gain on the Company's available-for-sale securities portfolio which was the result of an increase in long-term market interest rates at December 31, 2010.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	As of
	December 31, 2010	September 30, 2010	December 31, 2009
(dollars in thousands)

ANALYSIS OF LOAN DATA
Nonaccrual loans/leases	$ 37,427	$ 42,185	$ 28,742
Accruing loans/leases past due 90 days or more	320	3,610	89
Troubled debt restructures - accruing	3,405	1,510	1,201
Other real estate owned	8,535	11,976	9,286
Other repossessed assets	366	89	1,071
Total nonperforming assets	$ 50,053	$ 59,370	$ 40,389

Net charge-offs (calendar year-to-date)	$ 9,604	$ 7,036	$ 12,280

Loan/lease mix:
Commercial and industrial loans	$ 365,625	$ 364,489	$ 403,973
Commercial real estate loans	553,717	577,733	593,570
Direct financing leases	83,010	84,032	90,059
Residential real estate loans	82,197	79,763	70,608
Installment and other consumer loans	86,240	82,269	84,271
Deferred loan/lease origination costs, net of fees	1,750	1,692	1,839
Total loans/leases	$ 1,172,539	$ 1,189,978	$ 1,244,320

ANALYSIS OF DEPOSIT DATA
Deposit mix:
Noninterest-bearing	$ 276,827	$ 237,965	$ 207,844
Interest-bearing	837,989	848,768	881,479
Total deposits	$ 1,114,816	$ 1,086,733	$ 1,089,323

Interest-bearing deposit mix:
Nonmaturity deposits	$ 459,978	$ 413,214	$ 427,927
Certificates of deposit	312,656	354,104	382,798
Brokered certificates of deposit	65,355	81,450	70,754
Total interest-bearing deposits	$ 837,989	$ 848,768	$ 881,479

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
(dollars in thousands, except per share data)

SELECTED INCOME STATEMENT DATA
Interest income	$ 19,522	$ 19,740	$ 21,150	$ 80,097	$ 85,611
Interest expense	7,173	7,576	8,205	30,233	34,949
Net interest income	12,349	12,164	12,945	49,864	50,662
Provision for loan/lease losses	3,050	1,434	4,214	7,464	16,976
Net interest income after provision for loan/lease losses	9,299	10,730	8,731	42,400	33,686
Noninterest income	4,678	4,358	3,962	15,406	15,547
Noninterest expense	11,759	12,134	10,937	48,549	46,937
Net income before taxes	2,218	2,954	1,756	9,257	2,296
Income tax expense	549	830	809	2,449	247
Net income	$ 1,669	$ 2,124	$ 947	$ 6,808	$ 2,049
Less: Net income attributable to noncontrolling interests	126	110	28	221	277
Net income attributable to QCR Holdings, Inc.	$ 1,543	$ 2,014	$ 919	$ 6,587	$ 1,772

Less: Preferred stock dividends	1,029	1,029	1,031	4,128	3,844
Net income (loss) attributable to QCR Holdings, Inc. common stockholders	$ 514	$ 985	$ (112)	$ 2,459	$ (2,072)

Earnings (loss) per share attributable to QCR Holdings, Inc.:
Basic	$ 0.11	$ 0.21	$ (0.02)	$ 0.54	$ (0.46)
Diluted ***	$ 0.11	$ 0.21	$ (0.02)	$ 0.53	$ (0.46)

Earnings (loss) per common share (basic) attributable to QCR Holdings, Inc. LTM *	$ 0.54	$ 0.40	$ (0.46)

AVERAGE BALANCES
Assets	$ 1,861,827	$ 1,840,184	$ 1,783,514	$ 1,839,316	$ 1,724,647
Deposits	$ 1,119,739	$ 1,116,542	$ 1,108,779	$ 1,122,466	$ 1,098,610
Loans/leases	$ 1,184,925	$ 1,195,525	$ 1,228,993	$ 1,209,587	$ 1,222,493
Total stockholders' equity	$ 133,573	$ 133,875	$ 126,439	$ 131,066	$ 123,814
Common stockholders' equity	$ 71,890	$ 72,710	$ 66,229	$ 68,687	$ 69,677

KEY RATIOS
Return on average assets (annualized)	0.33%	0.44%	0.21%	0.36%	0.10%
Return on average common equity (annualized) **	2.86%	5.42%	(0.68%)	3.58%	(2.97%)
Price earnings ratio LTM *	13.22 x	22.34 x	(17.97) x	13.22 x	(17.97) x
Net interest margin (TEY)	2.87%	2.85%	3.10%	2.92%	3.14%
Nonperforming assets / total assets	2.73%	3.29%	2.27%	2.73%	2.27%
Net charge-offs / average loans/leases	0.22%	0.26%	0.41%	0.79%	1.05%
Allowance / total loans/leases	1.74%	1.67%	1.81%	1.74%	1.81%
Efficiency ratio	69.06%	73.44%	64.69%	74.38%	70.89%

* LTM: Last twelve months
** The numerator for this ratio is "Net income (loss) attributable to QCR Holdings, Inc. common stockholders"
*** In accordance with U.S. GAAP, the common equivalent shares are not considered in the calculation of diluted earnings per share if the numerator is a net loss.

QCR HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	For the Quarter Ended			For the Year Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
(dollars in thousands, except share data)

ANALYSIS OF NONINTEREST INCOME
Trust department fees	$ 852	$ 803	$ 744	$ 3,291	$ 2,884
Investment advisory and management fees	487	419	432	1,813	1,508
Deposit service fees	893	903	861	3,479	3,320
Gain on sales of loans, net	1,338	1,110	303	3,170	1,677
Securities gains	--	--	770	--	1,488
Gains (losses) on sales of foreclosed assets, net	(202)	(188)	(43)	(835)	178
Earnings on cash surrender value of life insurance	357	353	314	1,331	1,243
Credit card fees, net of processing costs	28	35	124	259	930
Other	925	923	457	2,898	2,319
Total noninterest income	$ 4,678	$ 4,358	$ 3,962	$ 15,406	$ 15,547

ANALYSIS OF NONINTEREST EXPENSE
Salaries and employee benefits	$ 6,974	$ 6,910	$ 6,419	$ 27,843	$ 26,882
Occupancy and equipment expense	1,325	1,410	1,409	5,472	5,372
Professional and data processing fees	1,145	1,096	1,239	4,525	4,665
FDIC and other insurance	953	887	301	3,528	3,626
Loan/lease expense	(1)	679	513	1,658	1,998
Advertising and marketing	352	292	287	1,054	991
Postage and telephone	254	253	274	1,004	1,061
Stationery and supplies	112	135	120	491	529
Bank service charges	136	113	65	420	306
Other-than-temporary impairment losses on securities	--	114	--	114	206
Losses on lease residual values	--	--	--	617	--
Other	509	245	310	1,823	1,301
Total noninterest expense	$ 11,759	$ 12,134	$ 10,937	$ 48,549	$ 46,937

WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	4,608,733	4,598,566	4,552,194	4,593,096	4,540,792
Incremental shares from assumed conversion:
Options and Employee Stock Purchase Plan	12,926	21,008	-- *	25,146	-- *
Adjusted weighted average shares (b)	4,621,659	4,619,574	4,552,194	4,618,242	4,540,792

(a) Denominator for Basic Earnings Per Share
(b) Denominator for Diluted Earnings Per Share.
* In accordance with U.S. GAAP, the common equivalent shares are not considered in the calculation of diluted earnings per share as the numerator is a net loss.

ROLLFORWARD OF LENDING/LEASING ACTIVITY FOR THE YEAR ENDED DECEMBER 31, 2010

(dollars in thousands)

BALANCE AS OF DECEMBER 31, 2009:	CONSOLIDATED

Commercial and industrial loans	$ 403,973
Commercial real estate loans	593,570
Direct financing leases	90,059
Real estate loans - residential mortgage	70,608
Installment and other consumer loans	84,271
1,242,481
Plus deferred loan/lease origination costs, net of fees	1,839
Total gross loans/leases	$ 1,244,320

ORIGINATION OF NEW LOANS/LEASES:

Commercial and industrial loans	114,476
Commercial real estate loans	85,946
Direct financing leases	25,360
Real estate loans - residential mortgage	134,667
Installment and other consumer loans	21,873
$ 382,322
PAYMENTS/MATURITIES/SALES, NET OF ADVANCES OR RENEWALS ON EXISTING LOANS/LEASES

Commercial and industrial loans	(142,614)
Commercial real estate loans	(129,030)
Direct financing leases	(32,410)
Real estate loans - residential mortgage	(123,028)
Installment and other consumer loans	(26,932)
$ (454,014)
BALANCE AS OF DECEMBER 31, 2010:

Commercial and industrial loans	375,835
Commercial real estate loans	550,486
Direct financing leases	83,009
Real estate loans - residential mortgage	82,247
Installment and other consumer loans	79,212
1,170,789
Plus deferred loan/lease origination costs, net of fees	1,750
Total gross loans/leases	$ 1,172,539
CONTACT: Todd A. Gipple
         Executive Vice President
         Chief Operating Officer
         Chief Financial Officer
         (309) 743-7745